Exhibit 99.1

News Release

Inpixon CEO Provides Business Update

Reclaim Your Workplace Campaign Generates New Customers and Partners; Company Reports Approximately $39 Million of Cash and Cash Equivalents as of June 30, 2020

PALO ALTO, Calif. and TORONTO, July 8, 2020 -- Inpixon (Nasdaq: INPX), a leading indoor data company that delivers Indoor Intelligence™ solutions, today provided the following business update from the Company’s CEO, Nadir Ali.

Nadir Ali, CEO of Inpixon, commented, “Following the end of our second quarter, during a period in which businesses and individuals have had to contend with a global pandemic and its resulting impact on the economy and on personal lives, I continue to be proud of the accomplishments and achievements of our team who have remained positive, engaged and fully focused on continued business growth. Internally, our employees and management were able to swiftly transition to remote work while also balancing family life and the personal challenges associated with the pandemic environment, allowing us to maintain our full operations

“Over recent weeks we have announced additional product enhancements and features, such as the release of enterprise-class features for our mapping solution, designed to speed app development, streamline map administration, and further enhance platform resilience. In addition, during the second quarter, we launched our Workplace Readiness™ solution, to meet the critical needs of organizations that are working to ensure they are prepared to thrive when they reopen with essential tools and technologies to support policies for social distancing, contact tracing and increased sanitation efforts aimed at helping to enhance the safety and well-being of employees and visitors within their venues. To support these efforts, we launched a nationwide Reclaim Your Workplace ad campaign, to expand our reach to key decision makers at Fortune 500 and other large enterprises and government agencies with a series of print and digital ads, online videos, radio spots and podcast sponsorships, resulting in an increase in our web traffic by more than 12x as compared to the periods prior to the campaign launch.

“As a result of these efforts, we are seeing strong traction for the adoption of our technology and solutions to address the demands of a new world, with new priorities. This is evidenced by the response that we have received from existing, new and potential customers, such as a global hotel chain and a major U.S. telecommunications company, as well as new partners, such our recently announced collaboration with Lenovo as part of its ecosystem of Think IOT Back to Work Solutions. As reopen plans continue to expand over the weeks and months to come, we are encouraged by a robust sales pipeline generated by the focus and efforts made during the second quarter that significantly exceeds our historical sales pipeline opportunities when compared to recent quarters.

“Like many other businesses, because shelter in place orders were in effect and customers were reassessing needs, we experienced some delays with respect to certain projects and customer requests originally anticipated to be booked during the second quarter. Despite these challenges, I am pleased to report that during these unprecedented times we have been able to raise funds through the use of our at-the-market facility and reduce our debt, allowing us to significantly strengthen our balance sheet, ending with approximately $39 million of cash and cash equivalents as of June 30, 2020. This provides us with adequate runway not only to support our operations but also to allow us to continue to invest in the development of our technology and solutions, as well as to continue to pursue our acquisition strategy. In this regard, we recently announced that we acquired an exclusive global license for the marketing, distribution, and development of statistical engineering software. We anticipate that this transaction will enhance our shareholder value, not only because it is expected to increase our top line by approximately $3.5M on an annual basis and be accretive but also because it will greatly expand our global customer base with a product line deeply rooted in sophisticated data analytics and visualizations and which we intend to leverage within our Indoor Intelligence™ platform. We will continue to seek and leverage strategic opportunities to expand our market share by acquiring complementary technologies and intellectual property and/or by increasing our revenue growth, adding new technologies or customers that we believe will provide business value and operational synergies, or are otherwise opportunistic for other strategic reasons. We remain committed to driving shareholder value and I look forward to providing further updates on our ongoing initiatives,” concluded Mr. Ali.

About Inpixon

Inpixon® (Nasdaq: INPX) is the Indoor Intelligence™ company that specializes in capturing, interpreting and giving context to indoor data so it can be translated into actionable intelligence. The company’s Indoor Intelligence platform ingests diverse data from IoT, third-party and proprietary sensors designed to detect and position active cellular, Wi-Fi, UWB and Bluetooth devices. Paired with a high-performance data analytics engine, patented algorithms, and advanced mapping technology, Inpixon’s solutions are leveraged by a multitude of industries to do good with indoor data. This multidisciplinary depiction of indoor data enables users to increase revenue, decrease costs, and enhance safety. Inpixon customers can boldly take advantage of location awareness, analytics, sensor fusion and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insights, follow Inpixon on LinkedIn, Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Inpixon's results of operations, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Inpixon’s technology, Inpixon's ability to maintain compliance with Nasdaq’s minimum bid price requirement and other continued listing requirements, including during a panel monitoring period ending on February 5, 2021, the ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon's periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Inpixon Contacts

Media relations and general inquiries:
Inpixon
Email: marketing@inpixon.com
Web: inpixon.com/contact

Investor relations:
Crescendo Communications, LLC
Tel: +1 212-671-1020
Email: INPX@crescendo-ir.com

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